EXHIBIT 11

                              THE FINOVA GROUP INC.
                        Computation of Earnings Per Share
                  (Dollars in Thousands, except per share data)



                              Three Months Ended          Nine Months Ended
                                 September 30,               September 30,
                           -------------------------   -------------------------
                              1997          1996          1997          1996
                           -----------   -----------   -----------   -----------
Income from Continuing
 Operations                $    34,921   $    30,489   $   100,330   $    86,097
                           ===========   ===========   ===========   ===========

Net Income                 $    34,921   $    29,763   $   100,330   $    85,005

                           ===========   ===========   ===========   ===========

Average common shares
 outstanding before
 common equivalents         54,350,000    54,864,000    54,302,000    54,744,000

Common equivalent stock
options                      1,714,000     1,198,000     1,606,000     1,198,000
                           -----------   -----------   -----------   -----------

Average outstanding common
and equivalent shares       56,064,000    56,062,000    55,908,000    55,942,000
                           ===========   ===========   ===========   ===========

Earnings from continuing
 operations per common
 and equivalent share      $      0.62   $      0.54   $      1.79   $      1.54
                           ===========   ===========   ===========   ===========

Earnings per common and
 equivalent share          $      0.62   $      0.53   $      1.79   $      1.52
                           ===========   ===========   ===========   ===========
                                       11